Exhibit 23.3 Consent of Independent Registered Public Accounting Firm

SAMUEL KLEIN AND COMPANY

CERTIFIED PUBLIC ACCOUNTANTS

Reply to:	550 Broad Street	36 West Main Street, Suite 301
Newark √	Newark, New Jersey 07102-4517	Freehold, New Jersey 07728-2291
Freehold	Phone (973) 624-6100	Phone (732) 780-2600
	Fax (973) 624-6101	Fax (732) 780-1030

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 500,000 shares of common stock issued by RS Group of Companies, Inc., of our report dated March 24, 2004 for the audited consolidated balance sheet of Rent Shield Corp. and its Subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from inception (February 27, 2003) to December 31, 2003, included in its Annual Report Form 10-KSB).

Newark, New Jersey

October 6, 2005